CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CELLEGY PHARMACEUTICALS, INC.

Cellegy Pharmaceuticals Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Cellegy Pharmaceuticals, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation as follows:

a)  Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by inserting the following paragraph at the end of such Article:

“C. Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each one (1) share of the Corporation’s Common Stock outstanding immediately before the filing of this Certificate of Amendment (“Old Common Stock”) shall be combined and reclassified (the “Reverse Split”), without any action by the holder thereof, as follows: every 9.929060  shares of Old Common Stock will be combined and reclassified (the “Reverse Stock Split”) as one share issued and outstanding Common Stock (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Any fractional share resulting from such change (after aggregating all fractional shares held by a stockholder) will be rounded upward to the next higher whole share of New Common Stock.”

b) Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by amending and restating the first paragraph within such Article to read in its entirety as follows:

“A.  The total number of shares of stock which the Corporation shall have authority to issue is 185,000,000 shares, consisting of 175,000,000 shares of Common Stock having a par value of $0.0001 per share (“Common Stock”) and 10,000,000 shares of Preferred Stock having a par value of $0.0001 per share (“Preferred Stock”).”

c) Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The name of this corporation is Adamis Pharmaceuticals Corporation (hereinafter the “Corporation”).”

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly executed by its authorized officer this 1st day of April, 2009.

CELLEGY PHARMACEUTICALS, INC.

/s/ Dennis J. Carlo
Dennis J. Carlo
Chief Executive Officer